Pricing Sheet dated May 24, 2010 relating to

Offering Summary No. 2010-MTNDD533 dated April 26,2010

and Preliminary Pricing Supplement No. 2010-MTNDD533,

subject to completion, dated April 26, 2010

Registration Statements Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Principal Protected Notes Based on the Value of the Dow Jones Industrial AverageSM due May 26, 2016

Principal Protected Notes provide investors with exposure to a broad-based U.S. equity market index with no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and upside above a maximum return in exchange for principal protection. The notes are senior unsecured obligations of Citigroup Funding Inc. All payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.

P R I C I N G T E R M S – May 24, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company
Issue price:	$10 per note (see “Underwriting fee and issue price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$6,220,000
Pricing date:	May 24, 2010
Original issue date:	May 27, 2010
Maturity date:	May 26, 2016
Interest:	None
Principal protection:	100%, subject to the credit risk of Citigroup Inc.
Underlying index:	The Dow Jones Industrial AverageSM
Payment at maturity:

The payment at maturity per $10 stated principal amount will equal:

$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity.

In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity per note

Supplemental redemption amount:	(i) $10 times (ii) the index percent change, provided that the supplemental redemption amount will not be less than $0 or greater than $7.00
Maximum payment at maturity:	$17.00 per note (170% of the stated principal amount)
Index percent change:	(final index value - initial index value) / initial index value
Initial index value:	10,066.57
Final index value:	The index closing value on the determination date
Determination date:	May 23, 2016, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	17314V346
ISIN:	US17314V3463
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest”

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to the issuer
Per note	$10.0000	$0.3500	$9.6500
Total	$6,220,000	$217,700	$6,002,300

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9000 per note. Please see “Syndicate Information” on page 5 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3500 for each note they sell. See “Fees and selling concessions” on page 5. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by an investor. See “Syndicate Information” on page 5.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED OFFERING SUMMARY DESCRIBING THE OFFERING, THE PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED

VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement filed on April 26, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510092961/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-157386) and other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.